Exhibit 10.1
SEPARATION AGREEMENT
     This Separation Agreement (the “Agreement”) is made and entered into effective as of the 23rd day of March, 2009 by and between T-3 Energy Services, Inc., a Delaware corporation (“Employer”) and Gus D. Halas (“Employee”). Reference is made herein to the Employment Agreement effective as of September 14, 2007 and amended as of December 10, 2008, between Employer and Employee. Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings given such terms in the Employment Agreement.
1. Termination of Employment.
     Effective as of March 23, 2009, (the “Separation Date”) Employee has resigned his employment and any and all positions he has held with Employer and any affiliates. Such termination shall be deemed for the purposes of the Employment Agreement to be a termination other than for Good Cause under Section 9 of the Employment Agreement and the provisions of Section 9 shall apply, subject to the provisions of this Agreement.
2. Separation Benefits.
     In consideration of Employee’s execution (without revocation) of this Agreement and his release of all claims as provided in this Agreement, and Employee’s other agreements herein, Employer agrees to provide Employee with the following payments and benefits, less all required withholding and other authorized deductions, within ten (10) working days after the Waiver Effective Date (as defined in Section 17):
     (a) In accordance with Section 9(c) of the Employment Agreement, the sum of $2,783,437.50, which is three times the sum of Employee’s (i) annual base pay and (ii) average bonus pay for the previous two fiscal years of employment.
     (b) In accordance with Section 9(b) of the Employment Agreement, the sum of $112,328.77, which is the pro-rata portion of Employee’s target Annual Bonus for the current fiscal year.
     (c) In accordance with Section 9(a)(ii) of the Employment Agreement, the unvested portion of the employer contributions credited to Employee’s account under Employer’s 401(k) Savings and Retirement Plan, if any.
     (d) A lump-sum cash payment of $75,000 representing all amounts that may otherwise be due and payable to Employee under Sections 4.8 and 4.9, or any other provisions of the Employment Agreement not otherwise specified in this Agreement, or for any other reason.
3. Payment of Base Salary and Reimbursements Through Separation Date.
     Employee shall be entitled to the following within 30 days of the Separation Date:
     (a) In accordance with Section 9(a)(i) of the Employment Agreement, Employee shall be entitled to Employee’s current annual base salary accrued but unpaid, less all required withholding and authorized deductions, through the Separation Date.

     (b) In accordance with Section 5 of the Employment Agreement, all reimbursable business expenses incurred on or before the Separation Date, provided that Employee submits a written request (following Employer’s standard business procedure) on or before 7 business days following the Separation Date. If Employee fails to timely submit a request for reimbursement, Employee will be deemed to have waived the claim for reimbursement. Employer will not reimburse Employee for expense reports submitted after 7 business days following the Separation Date.
4. Equity Awards.
     In consideration of Employee’s release of all claims as provided in this Agreement, and Employee’s other agreements herein:
     (a) In accordance with Section 9(d) of the Employment Agreement, all of Employee’s stock options to purchase shares of Employer’s common stock and all of Employee’s restricted stock grants shall fully vest notwithstanding any vesting schedule based on the expiration of time contained in such stock option or restricted stock grant. All vested and unexercised stock options will remain subject to the terms and conditions of the 2002 Stock Incentive Plan and any associated award agreements under which the stock options were granted.
     (b) In accordance with Section 11.15 of the Employment Agreement, Employee will receive a cash payment equal to 10,000 multiplied by the closing share price of Employer’s stock on the Separation Date within ten (10) working days after the Waiver Effective Date.
5. No Other Compensation.
     Except as set forth in Sections 2, 3 and 4 above, Employee shall not be entitled to any other salary, commission, bonuses, employee benefits (including long and short term disability, 401(k), and pension), expense reimbursement or compensation from Employer or its affiliates after the date of the Separation Date and all of Employee’s rights to salary, commission, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the Separation Date from Employer (other than vested benefits under Employer’s benefit plans which are payable to Employee pursuant to the terms and conditions set forth in the applicable plan documents) shall cease upon the Separation Date, other than those expressly required under applicable law (such as the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)).
6. COBRA.
     Employer will deliver to Employee a letter outlining the terms of COBRA, including the COBRA premiums. Employee will have the option to elect to continue health care coverage under COBRA, as explained in the COBRA letter. Under the terms of COBRA, Employer-sponsored health care plan participants are offered the ability to participate in an Employer-sponsored health care plan for up to 18 months after their separation dates. The COBRA letter will explain that to obtain such coverage, Employee must pay on a timely basis the monthly COBRA premium. COBRA participants do not receive monthly invoices and are expected to make sure that their monthly premium payments are received by the Employer’s COBRA

Administrator by the applicable due dates. Employee’s failure to make a timely payment will result in loss of coverage and, once lost, the coverage cannot be reinstated.
7. General Release.
     In accordance with Section 10 of the Employment Agreement and in consideration of the payments to be made hereunder and having acknowledged the above-stated consideration as full compensation for and on account of any and all injuries and damages which Employee has sustained or claimed, or may be entitled to claim, Employee, for himself, and his heirs, executors, administrators, successors and assigns, does hereby release, forever discharge and promise not to sue Employer, its parents, subsidiaries, affiliates, successors and assigns, and their past and present officers, directors, partners, employees, members, managers, shareholders, agents, attorneys, accountants, insurers, heirs, administrators, executors (collectively the “Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which Employee had, now has, or may have against the Released Parties relating in any way to Employee’s employment with Employer or termination thereof, including but not limited to, all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between Employee and any of the Released Parties; any business enterprise or proposed enterprise contemplated by any of the Released Parties, as well as anything done or not done prior to and including the date of execution of this Agreement. Nothing in this Agreement shall be construed to release Employer from any obligations set forth in this Agreement.
     Employee understands and agrees that this release and covenant not to sue shall apply to any and all claims or liabilities arising out of or relating to Employee’s employment with Employer and the termination of such employment, including, but not limited to: claims of discrimination based on age, race, color, sex (including sexual harassment), religion, national origin, marital status, parental status, veteran status, union activities, disability or any other grounds under applicable federal, state or local law, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; the Fair Labor Standards Act; the Family and Medical Leave Act; and Title VII of the Civil Rights Act, as amended, the Civil Rights Act of 1991; 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (EPA) as well as any claims regarding wages; benefits; vacation; sick leave; business expense reimbursements; wrongful termination; breach of the covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; retaliation; outrage; defamation; invasion of privacy; breach of contract; fraud or negligent misrepresentation; harassment; breach of duty; negligence; discrimination; claims under any employment, contract or tort laws; claims arising under any other federal law, state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure; and any other claims related to or arising out of his employment or the separation of his employment with Employer.
     In addition, Employee agrees not to cause or encourage any legal proceeding to be maintained or instituted against any of the Released Parties.

     This release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however that Employee disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.
8. Acknowledgement of Waiver of Claims under ADEA.
     Employee expressly acknowledges that he is voluntarily, irrevocably and unconditionally releasing and forever discharging Employer and its respective present and former parents, subsidiaries, divisions, affiliates, branches, insurers, agencies, and other offices from all rights or claims he has or may have against Employer including, but not limited to, without limitation, all charges, claims of money, demands, rights, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of ADEA. Employee further acknowledges that the consideration given for this waiver of claims under the ADEA is in addition to anything of value to which he was already entitled in the absence of this waiver. Employee further acknowledges: (a) that he has been informed by this writing that he should consult with an attorney prior to executing this Agreement; (b) that he has carefully read and fully understands all of the provisions of this Agreement; (c) he is, through this Agreement, releasing Employer from any and all claims he may have against it; (d) he understands and agrees that this waiver and release does not apply to any claims that may arise under the ADEA after the date he executes this Agreement; (e) he has at least twenty-one (21) days within which to consider this Agreement; and (f) he has seven (7) days following his execution of this Agreement to revoke the Agreement (as provided in Section 17 of this Agreement); and (g) this Agreement shall not be effective until the revocation period has expired and Employee has signed and has not revoked the Agreement.
9. Confidential Information and Covenants Not to Compete.
     In accordance with Section 3 of the Employment Agreement, the parties agree that all terms and provisions of the Employment Agreement, including, but not limited to, terms related to Confidential Information and covenants not to compete, shall remain in full force and effect as provided in the Employment Agreement. In the event of a conflict between the terms of the Employment Agreement and the provisions of this Agreement, the Employment Agreement shall prevail.
10. Return of Confidential Information and Equipment.
     Employee recognizes and acknowledges that he has received Confidential Information from Employer. In accordance with Section 3.2 of the Employment Agreement, Employee acknowledges that he has delivered to Employer all copies of Confidential Information in any form, electronic or otherwise, pertaining to Employer or its business. Such Confidential Information includes, without limitation, contact information in his possession in any form, electronic or otherwise, pertaining to any customers or vendors (existing or potential) of Employer. Upon termination, Employee shall also return to Employer his building pass, parking pass, any credit card, any electronic devices and/or equipment including blackberry or cell phone, door keys, and all other personal property owned by Employer or purchased by Employer for use by Employee during the term of his employment.
11. Nondisparagement.
     Employee agrees that he will not, at any time, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the reputation, good will, products, services, or business opportunities of Employer or its respective subsidiaries, affiliates, officers, directors, shareholders, attorneys, employees, representatives, successors and assigns, and any and all related corporate entities, either orally, in writing, or in any other form of communication. Employer agrees that the executives of the Employer shall not disparage Employee.
     No provision of this Agreement shall in any way limit Employee’s ability to cooperate with any federal, state or local government investigative agency or department or in connection with any federal, state or local government investigation or be construed as prohibiting the provision of non-privileged information, documents (including but not limited to this Agreement) and/or testimony by Employee or Employer in response to a subpoena issued by a court of competent jurisdiction, or as may otherwise be required by law or which Employee or Employer may be requested to provide to any federal, state, or local governmental investigative agency or department or in connection with any federal, state, or local investigation. However, in the event of receipt of any non-governmental subpoena Employee agrees to notify Employer promptly before complying with such a subpoena so that it may protect its interests, including moving to quash the subpoena, as long as provision of such notice does not violate any applicable law, rule, or court order. If Employer seeks to prevent disclosure in accordance with the applicable legal procedures, and provides Employee with notice before the deadline for Employee’s compliance with the subpoena, Employee shall not make any such disclosures until either such objections are withdrawn or the objections are finally adjudicated by the appropriate tribunal to be invalid.
12. Resolution of Claims.
     The provisions of this Agreement are contractual and not merely recitals and are intended to resolve disputed claims. No party hereto admits liability of any kind and no portion of this Agreement shall be construed as an admission of liability.
13. No Assignment of Claims.
     Employee and Employer represent, recognizing that the truth of the following representation is a material consideration upon which this Agreement is based, that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof, or interest therein relating to any claims being released by any party to this Agreement, and that they are unaware of any other entity having any interest in such claims, and agree to indemnify and hold the other party harmless from and against any and all claims, based on or arising out of any such third-party interest in, or assignment or transfer, or purported assignment or transfer of, any claims, or any portion thereof or interest therein.

14. Applicable Law.
     This Agreement is to be governed and construed in accordance with the laws of the State of Texas, without regard to the choice of law provisions thereof.
15. Notice.
     Except as otherwise required by law, any notice, consent, request, instruction, approval and other communication provided for herein (other than routine correspondence in the ordinary course of business) shall be in writing and shall be deemed validly given, made or served:
     (a) on the date on which it is delivered personally with receipt acknowledged,
     (b) five (5) business days after it shall have been sent by registered or certified mail (receipt requested and postage prepaid),
     (c) one (1) business day after it is sent by overnight courier (charges prepaid; confirmation of receipt documented), or
     (d) on the same business day when sent before 5:00 p.m., recipient’s time, and on the next business day when sent after 5:00 p.m., recipient’s time, by telephone facsimile transmission, provided that the sender receives electronic confirmation that the document has been received by the recipient’s facsimile transmission equipment.
     Notices to Employer shall be addressed as follows:
      T-3 Energy Services, Inc.
      7135 Ardmore
      Houston, Texas 77054
      Attention: General Counsel
      Phone: 713-996-4136
      Fax: 713-996-4123
     Notices to Employee shall be addressed to the most recent address and telephone numbers contained in Employer’s records.
     Employee agrees to inform Employer, in writing, of any changes to his residential address and/or telephone numbers.
16. Sufficient Time to Review.
     Employee acknowledges and agrees that: (i) he has had reasonable and sufficient time to read and review this Agreement and that he has, in fact, read and reviewed this Agreement; (ii) that he has the right to consult with legal counsel regarding this Agreement and is encouraged to consult with legal counsel with regard to this Agreement; (iii) that he has had (or has had the opportunity to take) twenty-one (21) calendar days to discuss the Agreement with a lawyer of his choice before signing it and, if he signs before the end of that period, he does so of his own free will and with the full knowledge that he could have taken the full period; (iv) that he is entering into this Agreement freely and voluntarily and not as a result of any coercion, duress or undue influence; (v) that he is not relying upon any oral representations made to him regarding the subject matter of this Agreement; (vi) that by this Agreement he is receiving consideration in addition to that which he was already entitled; and (vii) that he has received all information he requires from Employer in order to make a knowing and voluntary release and waiver of all claims against Employer.
17. Revocation/Payment.
     Employee acknowledges and agrees that he has (7) seven days from the date of the execution of this Agreement within which to rescind or revoke this Agreement by providing notice in writing to Employer. Employee further understands that the Agreement will have no force and effect until the end of that seventh day (the “Waiver Effective Date”), and that he will receive the payments and benefits identified in Sections 2 and 4 above after the Waiver Effective Date and following Employer’s receipt of the Agreement as executed by Employee if the Agreement is not revoked. If Employee revokes the Agreement pursuant to this Section 17, the Employer will not be obligated to pay or provide Employee with the separation payments and other benefits described in this Agreement, and this Agreement shall be deemed null and void.
18. Taxes.
     All payments made by Employer under this Agreement will be subject to applicable federal, state and local taxes, and withholdings required for the same, which taxes will be the responsibility of Employee.
19. Entire Agreement; Severability.
     This Agreement constitutes the entire agreement and understanding among the parties hereto and replaces, cancels and supersedes any prior agreements and understandings relating to the subject matter hereof; and all prior representations, agreements, understandings and undertakings among the parties hereto with respect to the subject matter hereof are merged herein. The parties agree that this Agreement is the entire agreement between the parties relating to the subject matter hereof, and that there is no agreement, representation or other inducement for the execution of this Agreement other than the consideration recited herein. Should any provision of this Agreement be found to be invalid or unenforceable, the remaining provisions of this Agreement shall be deemed to be in full force and effect, at the Employer’s sole discretion, to the fullest extent permitted by law. Any waiver of any term or provision of this Agreement shall not be deemed a continuing waiver and shall not prevent Employer from enforcing such provision in the future.
     The prevailing party in any action instituted pursuant to this Agreement shall be entitled to recover from the other party its reasonable attorneys’ fees and other expenses incurred in such action
20. Confidentiality.
     Each of Employer and Employee agree that the contents of this Agreement, including but not limited to its financial terms, are and will be kept strictly confidential by the parties. By executing this Agreement, Employee agrees and represents that Employee has maintained and will maintain the confidential nature of the agreement and has not and will not disclose its terms to any third party, except to (a) Employee’s legal counsel, tax advisors and immediate family members who agree to keep it confidential; (b) as required by law in which case Employee shall notify Employer in writing in advance of such disclosure; and (c) as necessary to enforce this Agreement. By executing this Agreement, Employer agrees and represents it has and will maintain the confidential nature of the Agreement and has not and will not disclose its terms to any third party, except (x) to its executive staff and governing bodies, as necessary or appropriate, and to its outside counsel, auditors, and other advisors; (y) as otherwise required by law; and (z) as necessary to enforce this Agreement. The payments and benefits referenced in Sections 2 and 4 are expressly contingent on Employee’s compliance with the confidentiality covenant contained in this Section 20.
21. Section 409A.
     This Agreement is intended to provide payments that are exempt from or compliant with the provisions of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly. Notwithstanding anything herein to the contrary, if on the date of his separation from service Employee is a “specified employee,” as defined in Section 409A, then all or a portion of any severance payments, benefits, or reimbursements under this Agreement that would be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first day of the seventh month following his separation from service date (or, if earlier, Employee’s date of death) and shall be paid as a lump sum (without interest) on such date. For purposes of this Agreement, a termination of Employee’s employment must be a “separation from service” for purposes of Section 409A.
22. Binding Effect.
     This Agreement shall be binding on and inure to the benefit of each of the parties hereto, as well as their respective successors, assigns, heirs, executors and administrators.
EMPLOYEE AFFIRMS THAT HE HAS CONSULTED WITH HIS ATTORNEY OR HAS HAD AN OPPORTUNITY TO DO SO PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS EXECUTING THE AGREEMENT VOLUNTARILY AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

T-3 ENERGY SERVICES, INC.
By:	/s/ Thomas R. Bates, Jr.
	Name:	Thomas R. Bates, Jr.
	Title:	Lead Director

Employee:
/s/ Gus D. Halas
Gus D. Halas